10f-3 Report

SMITH BARNEY INVESTMENT SERIES FUNDS

GROWTH & INCOME FUND

November 1, 2004 through March 30, 2005



Issuer

Assurant
Huntsman Corp.

Trade Date

1/20/2005
2/10/2005

Selling Dealer

Morgan Stanley
CS First Boston

Price

$30.600
 23.000

Trade Amount

$101,300
 3,300

% Received by Fund

0.372%
0.005

% of Issue(1)

3.316%(A)
0.162 (B)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $800,700.

B - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $94,200.